Exhibit 10.17

19 April 2017

Dear Prabha,

Congratulations! On behalf of Blade Therapeutics, Inc. (the “Company”), I am pleased to set forth below the terms of your employment with the Company. Should you accept our offer:

1. You will be employed as Chief Technical Officer, responsible for developing and communicating the technical vision of the Company. You will be responsible for driving all non-clinical development of nominated molecular candidates including but not limited to vendor selection, DMPK, quality, manufacturing and supply chain, regulatory compliance and IND filing to enable seamless transition from the bench to clinical trials and for eventual sale. You will also have responsibility to oversee all aspects of chemistry and screening for new and existing targets and intellectual property that arises from such activities. Other duties may also be assigned to you by the Company. You shall report to the Company’s Chief Executive Officer and you agree to devote your time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with the CEO in advance of accepting another position. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. It is contemplated that you will commence employment on or about April 24, 2017, the exact start date to be mutually agreed upon (the date you commence employment with the Company, the “Start Date”). You shall work out of the Company’s office, in South San Francisco, CA, except for such travel as may be necessary to fulfill your responsibilities.

2. Your base salary will be at the monthly rate of $27,083.33 (equivalent to an annualized base salary of $325,000), less all applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible to receive a performance bonus of up to 30% of your annualized based on your individual performance and/or the Company’s performance during the applicable fiscal year, as determined by the Board in its sole reasonable discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. Your bonus will be prorated based on your hire date for 2017, and you must be an active employee of the Company on the date any bonus is paid to you in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company.

4. Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its similarly situated employees from time to time, including healthcare insurance and 401K plan. You will also be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policy which shall provide for not less than 4 weeks of PTO per calendar year. PTO accrual will be capped at 1.5x your annual accrual amount. Once the PTO accrual reaches the cap, you will cease to accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap. Additionally, the PTO policy is structured such that employees are not be absent for more than two weeks at a time unless pre-approved in writing by the CEO. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice but the amount of paid time off will not be reduced.

5. Subject to the approval of the Company’s Board of Directors, you will be eligible to receive an incentive stock option grant to purchase 327,744 shares of common stock of the Company which will be subject to monthly vesting. The stock options shall vest over four years with 25% vesting on the one year anniversary of the commencement of your employment and monthly vesting thereafter, provided you remain a service provider to the Company on each such vesting date. They will have an exercise price per share equal to the fair market value per share at the time of the grant as determined by the Board of Directors of the Company.

6. You will be required to execute the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) as a condition of your employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

7. Notwithstanding any of the above, your employment with the Company is “at will.” This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship for any reason, with or without cause, at any time, and with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent required by applicable law and as specifically set forth in Section 6 hereof.

If you agree with the employment provisions of this letter, please sign in the space provided below and return it to me along with a signed copy of the Employee Agreement. If you do not accept this offer by April 21, 2017, this offer will be revoked.

Very truly yours,

Blade Therapeutics INC.

By:	/s/ Wendye Robbins, MD
Name:	Wendye Robbins, MD
Title:	President & CEO

The foregoing correctly sets forth the terms of my at-will employment by Blade Therapeutics, Inc. I am not relying on any representations other than those set forth above.

By:	/s/ PRABHAIBRAHIM	Date:	April 21st 2017
Name:	PRABHAIBRAHIM

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